SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                     Form 15

         Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 0-20473

                             Fort Howard Corporation
              (Exact name of registrant as specified in its charter)

                               1919 South Broadway
                            Green Bay, Wisconsin 54304
                                  (414) 435-8821

         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                           Common Stock, $.01 par value

             (Title of each class of Securities covered by this Form)


            The Registrant has outstanding the following securities as to which it has not determined whether a duty to file reports under Section 13(a) or 15(d) exists:

                   9 1/4% Senior Notes due 2001
                   10% Subordinated Notes due 2003
                   8 1/4% Senior Notes due 2002
                   9% Senior Subordinated Notes due 2006

         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a) (1) (i)   [X]   Rule 12h-3(b) (1) (i)  [X]
              Rule 12g-4(a) (1) (ii)  [ ]   Rule 12h-3(b) (1) (ii) [ ]
              Rule 12g-4(a) (2) (i)   [ ]   Rule 12h-3(b) (2) (i)  [ ]
              Rule 12g-4(a) (2) (ii)  [ ]   Rule 12h-3(b) (2) (ii) [ ]
                                            Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification
         or notice date:     1





                             FORT HOWARD CORPORATION
         _________________________________________________________________
         _________________________________________________________________

         Pursuant to the requirements of the Securities Exchange Act of 1934, Fort Howard Corporation has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.


                                       FORT HOWARD CORPORATION

         Date:  August 14, 1997      By: /s/ Clifford A. Cutchins, IV
                                          Clifford A. Cutchins, IV
                                          Vice President